EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-170651) of Southern Missouri Bancorp, Inc. of our report dated December 29, 2014, with respect to the financial statements of the Southern Bank 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended June 30, 2014.

/s/ BKD, LLP

St. Louis, Missouri
December 29, 2014